Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE ON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED (I) IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (AS DEFINED BELOW) THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED WITH RESPECT TO SUCH OFFER, SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION; OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

INCOMING, INC.

CONVERTIBLE PROMISSORY NOTE

$68,863.00	Dated as of August 31, 2010 Effective September 7, 2010

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for value received, the undersigned, Incoming, Inc., a Nevada corporation (the “Company”), whose address is 244 Fifth Avenue, V235, New York, New York 10001, hereby promises to pay to City Capital Corporation or its permitted assigns (the “Holder”) the principal amount of Sixty Eight Thousand Eight Hundred Sixty Three Dollars ($68,863.00), together with interest thereon at the rate set forth below.  Principal of, and accrued interest on, this Note shall be due and payable as hereinafter provided on the Maturity Date (as defined below).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.            Interest.  Interest shall accrue on the unpaid principal amount of this Note from the date hereof until such principal amount is repaid in full, at a simple annual interest rate equal to six percent (6%) per annum until paid in full.  All computations of the interest rate hereunder shall be made on the basis of a year of 365 days based on the actual number of days (including the first day but excluding the last day) that any such principal amount is outstanding.

2.            Maturity Date.  Unless earlier converted as provided in Section 3 below, the principal amount of this Note, and interest accrued thereon, shall be due and payable on September 7, 2012 (the “Maturity Date”).

3.            Conversion.

3.1          Conversion into Equity Securities.  The Holder may elect, prior to the Maturity Date, to convert all, but not less than all, of the outstanding principal of and accrued and unpaid interest on this Note into shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), as provided below.  The number of shares of Class A Common Stock to be issued upon the conversion of this Note as provided in this Section 3.1 shall be determined by dividing the dollar amount of the outstanding principal of and accrued and unpaid interest on this Note that the Holder is electing to convert by the “Conversion Price.”  For the purposes hereof, the term “Conversion Price” shall mean $0.51.  In the event the Holder is then permitted to convert this Note as provide in this Section 3.1, the Holder may convert this Note into shares of Class A Common Stock on the same day on which the Holder delivers a written notice to the Company of its intention to convert all of this Note, which notice shall specify the amount of the outstanding principal of and accrued and unpaid interest on this Note which the Holder is electing to convert pursuant to this Section 3.1.

3.2          Mechanics and Effect of Conversion.

(a)           No fractional shares of the Company’s capital stock shall be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will round up to the nearest whole share.

(b)           Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company and shall execute all appropriate documentation necessary to effect such conversion.  At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note.  Upon conversion of all or a portion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note with regard to the principal amount and accrued and unpaid interest being converted, including without limitation, the obligation to pay such principal amount and accrued and unpaid interest.

4.            Events of Default.  The entire outstanding principal amount of, and all accrued unpaid interest on, this Note shall become forthwith due and payable, without presentment, demand, protest, or notice of any kind, upon the happening of any of the following events (each, an “Event of Default”):

(a)           if default shall be made in the due and punctual payment of the principal on this Note, when and as the same shall become due and payable, whether at the maturity of any installment thereof, by acceleration, or otherwise, or default shall be made for 60 days in the payment when due of interest on this Note or on any other indebtedness of the Company;

(b)           if the Company is in material violation of its articles of incorporation or bylaws;

(c)           if the Company is in material default under or in material violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected; or

(d)           if the Company is in material default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law.

Upon the occurrence of any Event of Default, the Holder may take all actions available to it, at law or in equity, to collect and otherwise enforce this Note.

5.            Mutilated, Destroyed, Lost or Stolen Notes.  In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

6.            Payment.  All payments with respect to this Note shall be made in lawful money of the United States of America at such place as the Holder hereof may designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  The Company may, at its option, at any time prior to the Maturity Date repay on ten (10) days written notice to the Holder the outstanding principal amount of this Note without penalty or premium, in whole or in part, together with interest on the principal amount so repaid accrued to the repayment date.  This Note is not secured.

7.            Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Interest and principal are payable only to the registered Holder of this Note.

8.            Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

9.            Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, to the Company at the address set forth herein or to the Holder at its address as set forth in the records of the Company.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or three (3) business days after having been deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

10.           Governing Law; Venue.  This Note shall be governed by the laws of the State of New York, as such laws are applied to contracts to be entered into and performed entirely in New York by New York residents, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

11.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

12.           Miscellaneous.

(a)           The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of this Note, except for notice and presentment upon conversion or at maturity of this Note and notice or proposed transfer of this Note in accordance with the terms hereof; and (ii) agrees that any failure to act or failure to exercise any right or remedy on the part of the registered Holder shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under this Note.

(b)           No act, omission or delay by the Holder or course of dealing between the Holder and the Company shall constitute a waiver of the rights and remedies of the Holder hereunder.  No single or partial waiver by the Holder of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

INCOMING, INC., a Nevada corporation

By:	/s/ Victor AbiJaoudi II
Name:	Victor AbiJaoudi II
Title:	Chief Operating Officer

REPRESENTATION AND WARRANTY; ACKNOWLEDGEMENT

Holder hereby represents and warrants to the Company that such Holder is an “accredited investor” as that term is defined under Rule 501 of the Securities Act of 1933, as amended.

Holder acknowledges and agrees that: (i) the terms and conditions of that certain loan agreement between the Company and the Holder, dated November 6, 2009 (the “Loan Agreement”) have been satisfied in full hereunder; (ii) the Loan Agreement is hereby terminated by the parties and shall no longer be in effect; and (iii) this Note supersedes any prior understandings or agreements between the Holder and the Company (including, without limitation, the Loan Agreement) with respect to the subject matter hereof.

HOLDER CITY CAPITAL CORPORATION

By:	/s/ Ephren W. Taylor II
Name:	Ephren W. Taylor II
Title:	Chief Executive Officer

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